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                                                                   EXHIBIT 11.1


                              CARDIOMETRICS, INC.
                 Statement of Computation of Net Loss Per Share
                 (In thousands, except net loss per share data)

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
                                                                                       Year Ended
                                                                                      December 31,
                                                                          1996            1995            1994
                                                                        ---------------------------------------
Net loss                                                                $(2,178)        $(2,206)        $(3,569)
Shares used in computation of net loss per share:
  Weighted average of shares of common stock outstanding                  6,834           1,166             104
  Shares related to Staff Accounting Bulletin Nos. 55, 64 and 83            -               168             184
                                                                        ---------------------------------------
  Shares used in net loss per share computation                           6,834           1,334             288
                                                                        =======================================
Net loss per share                                                      $ (0.32)        $ (1.65)        $(12.40)
                                                                        =======================================
Calculation of shares outstanding for
  computing pro forma net loss per share:
    Adjusted to reflect the effect of assumed conversion of
      convertible preferred stock from the date of issuance                               3,516            4,007
                                                                                        -------         --------
Shares used in computing pro forma net loss per share                                     4,850            4,295
                                                                                        -------         --------
Pro forma net loss per share
                                                                                        $ (0.45)        $ (0.83)
                                                                                        =======         =======
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